Exhibit 99.1

News Release

Merck Announces First-Quarter 2024 Financial Results

-	Sales Reflect Continued Strong Growth in Oncology and Vaccines
-	Total Worldwide Sales Were $15.8 Billion, an Increase of 9% From First Quarter 2023; Excluding the Impact of Foreign Exchange, Growth Was 12%
o	KEYTRUDA Sales Grew 20% to $6.9 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 24%
o	GARDASIL/GARDASIL 9 Sales Grew 14% to $2.2 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 17%
-	GAAP EPS Was $1.87; Non-GAAP EPS Was $2.07; GAAP and Non-GAAP EPS Include a Charge of $0.26 per Share for Acquisition of Harpoon
-	Received FDA Approval of WINREVAIR, a First-in-Class Treatment for Adults With Pulmonary Arterial Hypertension (WHO Group 1)
-	Made Meaningful Regulatory and Clinical Progress Across Other Therapeutic Areas, Including Oncology, Vaccines and Infectious Diseases
-	Expanded Pipeline and Portfolio Through Business Development, Including Completed Acquisition of Harpoon and Proposed Acquisition of Elanco’s Aqua Business
-	Full-Year 2024 Financial Outlook
o	Raises and Narrows Expected Worldwide Sales Range To Be Between $63.1 Billion and $64.3 Billion
o	Raises and Narrows Expected Non-GAAP EPS Range To Be Between $8.53 and $8.65

RAHWAY, N.J., April 25, 2024 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2024.

“Merck has begun 2024 with continuing momentum in our business. We are harnessing the power of innovation to advance our deep pipeline and are maximizing the impact of our broad commercial portfolio for the benefit of patients,” said Robert M. Davis, chairman and chief executive officer, Merck. “We drove strong growth across key therapeutic areas, executed strategic business development, and in the U.S., we are now launching WINREVAIR, a significant new product in the cardiometabolic space for adults with pulmonary arterial hypertension, a progressive and debilitating disease. We have important opportunities ahead of us across all areas of our business, and we are highly focused on realizing them.”

Financial Summary

	First Quarter
$ in millions, except EPS amounts	2024	2023	Change	Change Ex- Exchange
Sales	$15,775	$14,487	9%	12%
GAAP net income[1]	4,762	2,821	69%	76%
Non-GAAP net income that excludes certain items1,2*	5,279	3,564	48%	54%
GAAP EPS	1.87	1.11	68%	76%
Non-GAAP EPS that excludes certain items2*	2.07	1.40	48%	54%

*Refer to table on page 6.

Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $1.87 for the first quarter of 2024. Non-GAAP EPS was $2.07 for the first quarter of 2024. GAAP and non-GAAP EPS in the first quarter of 2024 include a charge of $0.26 per share for the acquisition of Harpoon Therapeutics, Inc. (Harpoon). GAAP and non-GAAP EPS in the first quarter of 2023 include charges of $0.52 per share related to the acquisition of Imago BioSciences, Inc. (Imago) and a collaboration and licensing agreement with Kelun-Biotech.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, as well as income and losses from investments in equity securities. Non-GAAP EPS for the first quarter of 2023 also excludes a charge related to settlements with certain plaintiffs in the Zetia antitrust litigation.

1 Net income attributable to Merck & Co., Inc.

2 Merck is providing certain 2024 and 2023 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

First-Quarter Sales Performance

The following table reflects sales of the company’s top products and significant performance drivers.

	First Quarter
$ in millions	2024	2023	Change	Change Ex- Exchange	Commentary
Total Sales	$15,775	$14,487	9%	12%	Approximately 2% of the negative impact of foreign exchange was due to devaluation of Argentine peso, which was largely offset by inflation-related price increases, consistent with practice in that market.
Pharmaceutical	14,006	12,721	10%	13%	Increase driven by growth in oncology and vaccines, partially offset by a decline in diabetes.
KEYTRUDA	6,947	5,795	20%	24%	Growth driven by increased global uptake in earlier-stage indications, including triple-negative breast cancer and renal cell carcinoma, as well as non-small cell lung cancer (NSCLC) in the U.S., and continued strong global demand from metastatic indications. Substantially all of the 4% negative impact of foreign exchange was due to devaluation of Argentine peso, which was largely offset by inflation-related price increases.
GARDASIL/ GARDASIL 9	2,249	1,972	14%	17%	Growth due to strong demand, particularly in China, which also benefited from timing of shipments, as well as public-sector buying patterns in the U.S., and higher pricing.
JANUVIA/JANUMET	670	880	-24%	-21%	Decline primarily due to lower pricing and demand in the U.S., as well as ongoing generic competition in many international markets, particularly in Europe, Canada and the Asia Pacific region.
PROQUAD, M-M-R II and VARIVAX	570	528	8%	8%	Growth largely from higher pricing in the U.S., as well as higher sales in Latin America, due in part to timing of government tenders.
BRIDION	440	487	-10%	-8%	Decline primarily due to generic competition in certain ex-U.S. markets, particularly in Europe, partially offset by higher demand in the U.S.
LAGEVRIO	350	392	-11%	-5%	Decline due to lower demand in certain markets in the Asia Pacific region, partially offset by higher demand in Japan and the U.S.
Lynparza*	292	275	6%	7%	Growth driven primarily by higher demand in certain international markets, particularly in Latin America.
Lenvima*	255	232	10%	10%	Growth primarily from higher demand in the U.S.
VAXNEUVANCE	219	106	106%	106%	Growth largely driven by continued uptake for pediatric indication in the U.S. and launches in Europe. Sales growth in the U.S. also benefited from public-sector buying patterns.
ROTATEQ	216	297	-27%	-27%	Decline primarily due to timing of shipments in China and public-sector buying patterns in the U.S.

Animal Health	1,511	1,491	1%	4%	Growth primarily driven by higher pricing in both Livestock and Companion Animal product portfolios, partially offset by lower volumes. Approximately 2% of the negative impact of foreign exchange was due to devaluation of Argentine peso, which was largely offset by inflation-related price increases.
Livestock	850	849	0%	4%	Sales were flat reflecting higher pricing across product portfolio, as well as higher demand for swine and poultry products, partially offset by lower demand for ruminant products.
Companion Animal	661	642	3%	4%	Growth due to higher pricing across product portfolio. Sales of BRAVECTO were $332 million and $314 million in current and prior-year quarters, respectively, which represented growth of 6%, or 7% excluding impact of foreign exchange.
Other Revenues**	258	275	-6%	11%	Decline due to impact of revenue hedging activities.

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue hedging activities.

First-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Certain Other Items	Non- GAAP[2]
First Quarter 2024
Cost of sales	$3,540	$463	$116	$-	$-	$2,961
Selling, general and administrative	2,483	21	5	-	-	2,457
Research and development	3,992	16	2	-	-	3,974
Restructuring costs	123	-	123	-	-	-
Other (income) expense, net	(33)	(4)	-	(116)	-	87

First Quarter 2023
Cost of sales	$3,926	$545	$29	$-	$-	$3,352
Selling, general and administrative	2,479	20	1	-	-	2,458
Research and development	4,276	10	-	-	-	4,266
Restructuring costs	67	-	67	-	-	-
Other (income) expense, net	89	15	-	(429)	573	(70)

3 Includes expenses for the amortization of intangible assets recognized as a result of acquisitions of businesses, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations and licensing arrangements.

GAAP Expense, EPS and Related Information

Gross margin was 77.6% for the first quarter of 2024 compared with 72.9% for the first quarter of 2023. The increase was primarily due to the favorable impacts of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9), foreign exchange and lower amortization of intangible assets, partially offset by higher restructuring costs and inventory write-offs.

Selling, general and administrative (SG&A) expenses were $2.5 billion in both the first quarters of 2024 and 2023, primarily due to higher administrative costs, offset by lower promotional costs, reflecting the prioritization of spending on key growth products, and the favorable impact of foreign exchange.

Research and development (R&D) expenses were $4.0 billion in the first quarter of 2024 compared with $4.3 billion in the first quarter of 2023. The decrease was primarily due to lower charges for business development activity, which included a $656 million charge for the acquisition of Harpoon in the first quarter of 2024, compared with charges of $1.2 billion for the acquisition of Imago and $175 million for a license and collaboration agreement with Kelun-Biotech in the first quarter of 2023. The decline was partially offset by increased compensation and benefit costs, higher clinical development spending, as well as higher investments in discovery research and early drug development in the first quarter of 2024.

Other (income) expense, net, was $33 million of income in the first quarter of 2024 compared with $89 million of expense in the first quarter of 2023. The favorability primarily reflects a $572.5 million charge in 2023 related to settlements with certain plaintiffs in the Zetia antitrust litigation, largely offset by lower income from investments in equity securities and higher net interest expense in 2024.

The effective tax rate was 15.9% for the first quarter of 2024 (which includes a 1.6 percentage point unfavorable impact for the acquisition of Harpoon), compared with 22.6% in the first quarter of 2023 (which includes a 5.5 percentage point unfavorable impact for the acquisition of Imago).

GAAP EPS was $1.87 for the first quarter of 2024 compared with $1.11 for the first quarter of 2023.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 81.2% for the first quarter of 2024 compared with 76.9% for the first quarter of 2023. The increase was primarily due to the favorable impacts of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9) and foreign exchange, partially offset by higher inventory write-offs.

Non-GAAP SG&A expenses were $2.5 billion for both the first quarters of 2024 and 2023, primarily due to higher administrative costs, offset by lower promotional costs, reflecting the prioritization of spending on key growth products, and the favorable impact of foreign exchange.

Non-GAAP R&D expenses were $4.0 billion in the first quarter of 2024 compared with $4.3 billion in the first quarter of 2023. The decrease was primarily due to lower charges for business development activity, which included a $656 million charge for the acquisition of Harpoon in the first quarter of 2024, compared with charges of $1.2 billion for the acquisition of Imago and $175 million for a license and collaboration agreement with Kelun-Biotech in the first quarter of 2023. The decline was partially offset by increased compensation and benefit costs, higher clinical development spending, as well as higher investments in discovery research and early drug development in the first quarter of 2024.

Non-GAAP other (income) expense, net, was $87 million of expense in the first quarter of 2024 compared with $70 million of income in the first quarter of 2023, primarily due to higher net interest expense.

The non-GAAP effective tax rate was 16.1% for the first quarter of 2024 (which includes a 1.5 percentage point unfavorable impact for the acquisition of Harpoon), compared with 20.4% in the first quarter of 2023 (which includes a 4.3 percentage point unfavorable impact for the acquisition of Imago).

Non-GAAP EPS was $2.07 for the first quarter of 2024 compared with $1.40 for the first quarter of 2023.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	First Quarter
$ in millions, except EPS amounts	2024	2023
EPS
GAAP EPS	$1.87	$1.11
Difference	0.20	0.29
Non-GAAP EPS that excludes items listed below[2]	$2.07	$1.40

Net Income
GAAP net income[1]	$4,762	$2,821
Difference	517	743
Non-GAAP net income that excludes items listed below[1,2]	$5,279	$3,564

Excluded Items:
Acquisition- and divestiture-related costs[3]	$496	$590
Restructuring costs	246	97
Income from investments in equity securities	(116)	(429)
Charge for Zetia antitrust litigation settlements	-	573
Net decrease in income before taxes	626	831
Estimated income tax (benefit) expense	(109)	(88)
Decrease in net income	$517	$743

Pipeline and Portfolio Highlights

Merck continued to achieve key regulatory and clinical milestones across therapeutic areas in the first quarter.

In cardiometabolic disease, Merck received approval from the U.S. Food and Drug Administration (FDA) for WINREVAIR (sotatercept-csrk) for the treatment of adults with pulmonary arterial hypertension (PAH, World Health Organization [WHO] Group 1) to increase exercise capacity, improve WHO functional class, and reduce the risk of clinical worsening events. WINREVAIR is a breakthrough biologic and the first FDA-approved activin signaling inhibitor therapy for PAH, a rare, progressive disease. WINREVAIR is currently under review in the European Union and is being evaluated in ongoing Phase 3 trials in additional PAH patient populations.

In oncology, KEYTRUDA continued to demonstrate its role as a foundational therapy for certain types of cancers, receiving the first approval in Europe for an anti-PD-1/L1 therapy as part of a treatment regimen for adult patients with resectable NSCLC at high risk of recurrence. In addition, the FDA granted Priority Review to a new supplemental Biologics License Application (sBLA) that would establish KEYTRUDA as the first immunotherapy indicated for the frontline treatment of advanced endometrial cancer regardless of DNA mismatch repair status. Merck also made meaningful progress in its clinical development programs, including initiating a Phase 3 trial for MK-1084, its investigational oral selective KRAS G12C inhibitor, in combination with KEYTRUDA for the first-line treatment of certain patients with metastatic NSCLC. And, in collaboration with Daiichi Sankyo, the company initiated the REJOICE-OVARIAN01 Phase 2/3 trial evaluating the efficacy and safety of investigational raludotatug deruxtecan (R-DXd) in patients with platinum-resistant ovarian cancer.

In vaccines, Merck shared positive data from multiple Phase 3 studies evaluating V116, the company’s investigational, 21-valent pneumococcal conjugate vaccine designed for adults. If approved, V116 would be the first pneumococcal conjugate vaccine designed to address the serotypes responsible for approximately 83% of invasive pneumococcal disease in adults 65 and older. Merck also announced plans to initiate clinical development of a new investigational, multi-valent HPV vaccine designed to provide broader protection against certain cancers and diseases caused by additional HPV types, as well as plans to conduct clinical trials in both females and males (16-26 years old) to evaluate the efficacy and safety of a single-dose regimen of GARDASIL 9.

In infectious diseases, Merck presented new data from its HIV development programs at the 31st Conference on Retroviruses and Opportunistic Infections in March, demonstrating significant momentum within the HIV pipeline. These data included the Phase 2 study evaluating a once-weekly oral combination regimen of islatravir, the company’s investigational nucleoside reverse transcriptase translocation inhibitor (NRTTI), and Gilead Sciences, Inc.’s lenacapavir, a first-in-class capsid inhibitor, for the treatment of adults living with HIV. And, for the first time, Merck presented data for MK-8527, the company's novel NRTTI that is being developed as an oral once-monthly agent for HIV-1 pre-exposure prophylaxis (PrEP), which recently entered Phase 2 development.

Merck has the following three Prescription Drug User Fee Act (PDUFA), or target action, dates set by the FDA in the second quarter of 2024: V116 (June 17), KEYTRUDA plus chemotherapy as treatment for primary advanced or recurrent endometrial carcinoma (June 21) and, in collaboration with Daiichi Sankyo, patritumab deruxtecan (HER3-DXd) for the treatment of certain patients with previously treated locally advanced or metastatic EGFR-mutated NSCLC (June 26).

Merck continued to expand and complement its pipeline and product portfolio through business development. Merck completed the acquisition of Harpoon, expanding its oncology pipeline with novel T-cell engagers, including MK-6070, an investigational delta-like ligand 3 targeting T-cell engager. The company also entered into a definitive agreement to acquire the aqua business of Elanco Animal Health Incorporated (Elanco), which will broaden its aqua portfolio with new products.

Notable recent news releases on Merck’s pipeline and portfolio are provided in the table that follows.

Cardiometabolic	FDA Approved Merck’s WINREVAIR, a First-in-Class Treatment for Adults With PAH, Based on Results From Phase 3 STELLAR Trial	(Read Announcement)
Oncology	European Commission Approved Merck’s KEYTRUDA Plus Chemotherapy as Neoadjuvant Treatment, Then Continued as Monotherapy as Adjuvant Treatment, for Resectable NSCLC at High Risk of Recurrence in Adults, Based on Results From Phase 3 KEYNOTE-671 Trial	(Read Announcement)
	FDA Granted Priority Review to Merck’s Application for KEYTRUDA Plus Chemotherapy as Treatment for Primary Advanced or Recurrent Endometrial Carcinoma, Based on Results From Phase 3 NRG-GY018 Trial	(Read Announcement)
	KEYTRUDA Plus Chemoradiotherapy (CRT) Significantly Improved Overall Survival Versus CRT Alone in Patients With Newly Diagnosed High-Risk Locally Advanced Cervical Cancer, Based on Results From Phase 3 KEYNOTE-A18 Trial	(Read Announcement)
	Merck and Daiichi Sankyo Initiated REJOICE-Ovarian01 Phase 2/3 Trial of Raludotatug Deruxtecan in Patients With Platinum-Resistant Ovarian Cancer	(Read Announcement)
	Merck Initiated Phase 3 Clinical Trial of MK-1084, an Investigational Oral KRAS G12C Inhibitor, in Combination With KEYTRUDA for First-Line Treatment of Certain Patients With Metastatic NSCLC	(Read Announcement)
Vaccines	Merck Announced Positive Data on V116, an Investigational, 21-Valent Pneumococcal Conjugate Vaccine Specifically Designed for Adults, Demonstrated Immune Responses in Adults, Based on Results From Multiple Phase 3 Trials	(Read Announcement)
	Merck Announced Plans to Conduct Clinical Trials of a Novel Investigational Multi-Valent HPV and Single-Dose Regimen for GARDASIL 9	(Read Announcement)
Infectious Diseases	Merck and Gilead Announced Phase 2 Data Showing an Investigational Oral Once-Weekly Combination Regimen of Islatravir and Lenacapavir Maintained Viral Suppression at Week 24	(Read Announcement)

Upcoming Investor Event

Merck will host an Oncology Investor Event to coincide with the American Society for Clinical Oncology Annual Meeting on Monday, June 3, 2024, 6 p.m. CT, at which senior management will provide an update on the company’s oncology strategy and program. The event will take place in Chicago, Ill., and will be accessible via live audio webcast at this weblink.

Full-Year 2024 Financial Outlook

The following table summarizes the company’s full-year financial outlook.

Full Year 2024
	Updated	Prior
Sales*	$63.1 to $64.3 billion	$62.7 to $64.2 billion
Non-GAAP Gross margin[2]	Approximately 81%	Approximately 80.5%
Non-GAAP Operating expenses2**	$25.2 to $26.1 billion	$25.1 to $26.1 billion
Non-GAAP Other (income) expense, net[2]	Approximately $250 million expense	Approximately $200 million expense
Non-GAAP Effective tax rate[2]	14.5% to 15.5%	14.5% to 15.5%
Non-GAAP EPS2***	$8.53 to $8.65	$8.44 to $8.59
Share count (assuming dilution)	Approximately 2.55 billion	Approximately 2.54 billion

*The company does not have any non-GAAP adjustments to sales.

**Includes a one-time R&D charge of $656 million related to the Harpoon acquisition. Outlook does not assume any additional significant potential business development transactions.

***Includes a one-time charge of $0.26 per share related to the Harpoon acquisition.

Merck has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and gains and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the company’s future GAAP results.

Merck continues to experience strong global demand for key growth products in oncology and vaccines. Consequently, Merck is raising and narrowing its full-year outlook ranges for sales and non-GAAP EPS.

Merck now expects its full-year 2024 sales to be between $63.1 billion and $64.3 billion, including a negative impact of foreign exchange of approximately 3% at mid-April 2024 exchange rates. Approximately 2% of the negative impact of foreign exchange is due to the devaluation of the Argentine peso, which the company expects will largely be offset by inflation-related price increases, consistent with practice in that market.

Merck continues to expect its full-year non-GAAP effective income tax rate to be between 14.5% and 15.5%.

Merck now expects its full-year non-GAAP EPS to be between $8.53 and $8.65, including a charge of $0.26 per share for the acquisition of Harpoon that closed in the first quarter of 2024 and a negative impact of foreign exchange of approximately $0.30 per share. The negative impact of foreign exchange is primarily due to the devaluation of the Argentine peso, which the company expects will largely be offset by inflation-related price increases, consistent with practice in that market.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Full-year 2023 non-GAAP EPS of $1.51 was negatively impacted by charges of $6.21 per share related to certain acquisitions and collaboration agreements.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, income and losses from investments in equity securities, and a previously disclosed charge related to settlements with certain plaintiffs in the Zetia antitrust litigation.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the earnings conference call on Thursday, April 25, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures, and slides highlighting the results, will be available at www.merck.com.

All participants may join the call by dialing (888) 847-9708 (U.S. and Canada Toll-Free) or (630) 395-0358 and using the access code 4164932.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)

GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)

KEYTRUDA (pembrolizumab)

LAGEVRIO (molnupiravir)

Lenvima (lenvatinib)

Lynparza (olaparib)

M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)

PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

ROTATEQ (Rotavirus Vaccine, Live, Oral, Pentavalent)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WINREVAIR (sotatercept-csrk)

Animal Health

BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:
Robert Josephson (203) 914-2372 robert.josephson@merck.com Michael Levey (215) 872-1462 michael.levey@merck.com	Peter Dannenbaum (732) 594-1579 peter.dannenbaum@merck.com Steven Graziano (732) 594-1583 steven.graziano@merck.com

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q24	1Q23	% Change
Sales	$15,775	$14,487	9%

Costs, Expenses and Other
Cost of sales	3,540	3,926	-10%
Selling, general and administrative	2,483	2,479	0%
Research and development	3,992	4,276	-7%
Restructuring costs	123	67	84%
Other (income) expense, net	(33)	89	*
Income Before Taxes	5,670	3,650	55%
Income Tax Provision	903	825
Net Income	4,767	2,825	69%
Less: Net Income Attributable to Noncontrolling Interests	5	4
Net Income Attributable to Merck & Co., Inc.	$4,762	$2,821	69%

Earnings per Common Share Assuming Dilution	$1.87	$1.11	68%

Average Shares Outstanding Assuming Dilution	2,544	2,551
Tax Rate	15.9%	22.6%

* 100% or greater

MERCK & CO., INC.

FIRST QUARTER 2024 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
First Quarter
Cost of sales	$3,540	463		116				579	$2,961
Selling, general and administrative	2,483	21		5				26	2,457
Research and development	3,992	16		2				18	3,974
Restructuring costs	123			123				123	–
Other (income) expense, net	(33)	(4)				(116)		(120)	87
Income Before Taxes	5,670	(496)		(246)		116		(626)	6,296
Income Tax Provision (Benefit)	903	(92	)(3)	(42	)(3)	25	(3)	(109)	1,012
Net Income	4,767	(404)		(204)		91		(517)	5,284
Net Income Attributable to Merck & Co., Inc.	4,762	(404)		(204)		91		(517)	5,279
Earnings per Common Share Assuming Dilution	$1.87	(0.16)		(0.08)		0.04		(0.20)	$2.07

Tax Rate	15.9%								16.1%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures. Amounts included in research and development expenses primarily reflect the amortization of intangible assets. Amounts included in other (income) expense, net, primarily reflect royalty income related to the prior termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2024	2023					1Q
	1Q	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,775	$14,487	$15,035	$15,962	$14,630	$60,115	9	12
PHARMACEUTICAL	14,006	12,721	13,457	14,263	13,141	53,583	10	13
Oncology
Keytruda	6,947	5,795	6,271	6,338	6,608	25,011	20	24
Alliance Revenue – Lynparza (2)	292	275	310	299	315	1,199	6	7
Alliance Revenue – Lenvima (2)	255	232	242	260	226	960	10	10
Welireg	85	42	50	54	72	218	102	102
Alliance Revenue – Reblozyl (3)	71	43	47	52	70	212	66	66
Vaccines (4)
Gardasil/Gardasil 9	2,249	1,972	2,458	2,585	1,871	8,886	14	17
ProQuad/M-M-R II/Varivax	570	528	582	713	545	2,368	8	8
Vaxneuvance	219	106	168	214	176	665	106	106
RotaTeq	216	297	131	156	185	769	-27	-27
Pneumovax 23	61	96	92	140	85	412	-36	-33
Hospital Acute Care
Bridion	440	487	502	424	429	1,842	-10	-8
Prevymis	174	129	143	157	175	605	35	39
Dificid	73	65	76	74	87	302	12	12
Zerbaxa	56	50	54	53	61	218	13	15
Noxafil	56	60	55	51	46	213	-7	4
Cardiovascular
Alliance Revenue - Adempas/Verquvo (5)	98	99	68	92	108	367	-1	-1
Adempas (6)	70	59	65	65	66	255	18	18
Virology
Lagevrio	350	392	203	640	193	1,428	-11	-5
Isentress/Isentress HD	111	123	136	119	105	483	-10	-7
Delstrigo	56	44	50	54	54	201	28	30
Pifeltro	42	34	38	37	33	142	23	23
Neuroscience
Belsomra	46	56	63	58	54	231	-17	-11
Immunology
Simponi	184	180	180	179	171	710	2	1
Remicade	39	51	48	45	43	187	-24	-21
Diabetes (7)
Januvia	419	551	511	581	547	2,189	-24	-21
Janumet	251	329	354	255	240	1,177	-24	-20
Other Pharmaceutical (8)	576	626	560	568	576	2,333	-8	-6
ANIMAL HEALTH	1,511	1,491	1,456	1,400	1,278	5,625	1	4
Livestock	850	849	807	874	808	3,337	-	4
Companion Animal	661	642	649	526	470	2,288	3	4
Other Revenues (9)	258	275	122	299	211	907	-6	11

*200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $3,424 million in the first quarter of 2024 and $3,133 million in the first quarter 2023.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in Merck's marketing territories.

(7) Total Diabetes sales were $745 million in the first quarter of 2024 and $950 million in the first quarter of 2023.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $61 million in the first quarter of 2024 and $51 million in the first quarter of 2023.